Exhibit 99.1

March 22, 2023

PACific western bank PROVIDES FURTHER UPDATE AND DETAILS ON FINANCIAL STRENGTH

FOR IMMEDIATE RELEASE

Los Angeles, California --- Pacific Western Bank (the “Bank”), the primary subsidiary of PacWest Bancorp (NASDAQ: PACW) (the “Company”), today issues the following update regarding its financial strength, including liquidity and deposits, as well as other recent developments. Financial information is unaudited.

Consistent with its announcement on March 17, 2023, the Bank continues to benefit from solid liquidity and stabilized deposit balances, with approximately $11.4 billion in available cash as of March 20, 2023, which exceeds total estimated uninsured deposits of $9.5 billion as of March 20, 2023.

The Bank also continues to have a diversified deposit base that includes commercial, community banking, homeowners associations, retail, and venture customers. Selected deposit information is shown below.

	December 31, 2022		March 20, 2023

	(dollars in billions)
	Amount	% of Total	Amount	% of Total
Community Bank	$16.9	50%	$15.1	56%
Venture Banking	$11.3	33%	$6.4	24%
Wholesale Deposits	$5.2	15%	$5.3	20%
Total	$33.9		$27.1

In total, as of March 20, 2023, FDIC-insured deposits exceeded 65% of total deposits, including accounts eligible for pass-through insurance, and FDIC-insured venture-specific deposits accounted for more than 82% of total venture-specific deposits, including accounts eligible for pass-through insurance. The Bank also has $600 million of deposits that are backed by other tradeable securities. The Bank’s spot deposit rates reflect a modest increase from year-end, increasing from 1.71% at December 31, 2022 to 2.04% at March 20, 2023.

Adding to the stabilized deposit levels, the Bank has proactively taken a number of steps to bolster its liquidity. These steps include having drawn on available federal facilities, including $3.7 billion of borrowings from the FHLB, $10.5 billion of borrowings from the Federal Reserve Discount Window, and $2.1 billion in Bank Term Funding Program borrowings, in each case as of March 20, 2023. The Bank has seen validation from the private sector as well, having secured $1.4 billion in fully funded cash proceeds from ATLAS SP Partners through a new senior asset-backed financing facility, which unlocked liquidity from unencumbered, high-quality assets in an expeditious manner. The Bank has also experienced increased account opening in its Venture Banking business line with approximately 130 new accounts opened since March 9, 2023.

Market developments and strategic positioning also have affected the Bank favorably, with the Bank’s accumulated other comprehensive loss declining from $791 million at December 31, 2022 to $704 million at March 17, 2023. Through February 28, 2023, the Bank estimates net income of $48.9 million, which includes $8.2 million of pre-tax severance expense primarily related to the previously announced restructuring of Civic Financial Services, a lending subsidiary, and stockholders’ equity of $4.0 billion at February 28, 2023. Gross loans were $28.6 billion as of March 20, 2023, and asset quality remains excellent with no significant changes since year-end, including classified assets, non-performing assets, and charge-offs.

In addition to these liquidity-enhancing measures, and as part of its proactive approach to capital and liquidity management, the Company has explored a capital raise with potential investors. In light of the current volatility in the market and depressed market prices for regional bank stocks, as well as the availability of other options to enhance capital, the Company determined it would not be prudent to move forward with a transaction at this time. This decision reflects the Company’s confidence in its financial strength and commitment to ensuring the long-term stability and profitability of the institution.

“I am proud of the efforts the entire PacWest team has taken in these challenging times to enhance our liquidity and preserve franchise value,” said Paul W. Taylor, Pacific Western Bank President and CEO. “We have remained steadfast in our commitment to our customers and our communities, and we are grateful for their support and loyalty. As we look ahead, we have continued confidence in the strength of PacWest and are encouraged by the stability we have seen in our deposits and liquidity over the past week. Additionally, we continue to be encouraged by the clear message from government officials, regulatory agencies, and industry leaders, including Secretary Yellen’s recent remarks regarding the protection of smaller bank depositors. We look forward to continuing to sharpen our strategic focus, bolster our balance sheet, and be a proven partner to our customers.”

ABOUT PACWEST BANCORP

PacWest Bancorp (“PacWest”) is a bank holding company headquartered in Los Angeles, California, with an executive office in Denver, Colorado, with one wholly-owned banking subsidiary, Pacific Western Bank (the “Bank”). Pacific Western Bank is a relationship-based community bank focused on providing business banking and treasury management services to small, middle-market, and venture-backed businesses. The Bank offers a broad range of loan and lease and deposit products and services through full-service branches throughout California and in Durham, North Carolina and Denver, Colorado, and loan production offices around the country. For more information about PacWest Bancorp or Pacific Western Bank, visit www.pacwest.com.

CAUTION CONCERNING FORWARD-LOOKING STATEMENTS

This release contains certain “forward-looking statements” about PacWest Bancorp and its subsidiaries within the meaning of the Private Securities Litigation Reform Act of 1995, including certain plans, strategies, and projections and including statements about our expectations regarding our liquidity, capital, capital ratios, deposits, cost of deposits, profitability, net income, accumulated other comprehensive loss, stockholders’ equity, investment portfolio, loans, borrowing capacity, cash, asset quality, our strategic plan and operational effectiveness. Statements that are not historical or current facts, including statements about future financial and operational results, expectations, or intentions are forward-looking statements. Such statements often use words such as “anticipates,” “targets,” “expects,” “estimates,” “intends,” “plans,” “believes,” “continue” and other similar expressions or future or conditional verbs such as “will,” “may,” “might,” “should,” “would” and “could.” Such statements are based on information available at the time of this report and are based on current beliefs and expectations of the Company’s management and are subject to significant risks, uncertainties and contingencies, many of which are beyond our control, which may cause actual results, performance, or achievements to differ materially from those expressed in them. Actual results may differ materially from those set forth or implied in the forward-looking statements due to a variety of factors, including the risk factors described in documents filed by the Company with the U.S. Securities and Exchange Commission. All forward-looking statements in this report are based on information available at the time the statement is made. We are under no obligation (and expressly disclaim any such obligation) to update or alter our forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

CONTACTS

Paul W. Taylor President and Chief Executive Officer 303.802.8965	Kevin L. Thompson Executive Vice President, Chief Financial Officer 303.802.8934	William J. Black Executive Vice President, Strategy and Corporate Development 919.597.7466